EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made this 16th day of February, 2011, effective as of August 16, 2010 (the “Effective Date”) except as otherwise provided herein, by and among VITACOST.COM, INC., a Delaware corporation (the “Company”) and JEFFREY HOROWITZ, an individual residing at 7273 Fisher Island Drive, Fisher Island, FL 33109 (the “Employee”).  This Agreement shall supersede and replace, in its entirety, that certain Consulting Agreement, dated August 2, 2010, by and between the Company and the Employee (the “Consulting Agreement”) and, as of the Effective Date hereof, the Consulting Agreement shall hereby terminate and no longer have any force or effect, and neither the Company nor the Employee shall have any further rights, benefits, claims and/or obligations thereunder, except as otherwise provided herein.

WITNESSETH:

WHEREAS, the Company and the Employee entered into the Consulting Agreement whereby the Employee agreed to provide certain management consulting services to the Company;

WHEREAS, on August 16, 2010, the Board of Directors of the Company (the “Board”) terminated, without cause, the services of its Chief Executive Officer;

WHEREAS, the Board recognizes that the Employee possesses extensive knowledge and experience regarding the businesses and operations in which the Company is engaged; and

WHEREAS, the Board desires to hire the Employee as its Chief Executive Officer, and the Employee is willing to accept such position, on the terms and conditions set forth hereinafter.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Employee hereby agree as follows:

1.           Definitions.  When used in this Agreement, except as otherwise defined herein, the following terms shall have the following meanings:

(a)         “Accrued Obligations” means:

(i)        all accrued but unpaid Base Salary through the end of the Term of Employment;

(ii)       any accrued but unpaid Annual Bonus through the end of the Term of Employment;

(iii)      any unpaid or unreimbursed expenses incurred in accordance with Company policy, including amounts due under Section 5(a) hereof, to the extent incurred during the Term of Employment; and

(iv)     any accrued but unpaid benefits provided under the Company’s employee benefit plans, subject to and in accordance with the terms of those plans.

(b)         “Annual Bonus” means the bonus provided for in Section 4(b) hereof.

(c)         “Base Salary” means the salary provided for in Section 4(a) hereof.

(d)         “Cause” means:

(i)        willful misconduct or gross negligence by the Employee resulting, in either case, in material economic harm to the Company or any of its Related Entities;

(ii)       a willful and continuing failure to perform Employee’s duties and responsibilities hereunder including, without limitation, a willful and continuing failure by the Employee to carry out the reasonable and lawful directions of the Board;

(iii)      the Employee’s fraud, embezzlement, misappropriation of funds or breach of trust in connection with his services hereunder;

(iv)      the Employee’s commission, indictment or conviction, or a plea of nolo contendere, of a felony; or

(v)       a willful material breach by the Employee of this Agreement.

The Board’s determination of Cause shall be final, binding and conclusive with respect to all parties.  For purposes of this Section, an act or failure to act shall not be “willful” if done by the Employee in good faith and the Employee reasonably believed such action or inaction was in the best interests of the Company.

(e)         “Change in Control” means, and shall be deemed to have occurred if on or after the Effective Date, (i) any “person” or “group” (as such terms are used in Section 13(d) and (14(d) of the Securities Exchange Act of 1934, as amended) (such person or entity as is agreed to by a majority of the Pre-Change in Control Directors) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the voting power represented by the Company’s then outstanding Voting Securities, (ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner”, directly or indirectly, of securities of the Company entitling such beneficial owner to elect a majority of the Company’s Board, (iii) at any time during any period of two consecutive years that begins on or after the date that this Agreement is executed by the Company, individuals who at the beginning of such period constitute the Board cease for any reason to constitute a majority of the Board; for purposes of the preceding clause any new director whose election to the Board or whose appointment or election was approved by a majority of the directors prior to the date of the appointment or election shall be considered as having been on the Board at the beginning of such period,, or (iv) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution or the stockholders of the Company approve a sale of all or substantially all of the Company’s assets.

(f)          “Commencement Date” means August 16, 2010.

(g)         “Competitive Activity” means an activity that is in competition with the Company in any of the States within the United States or its territories or possessions, or countries within the world, in which the Company or any of its Related Entities conducts business with respect to a business in which the Company or any of its Related Entities engaged while the Employee was employed by the Company or any of its Related Entities.

(h)         “Confidential Information” means all trade secrets and information disclosed to the Employee or known by the Employee as a consequence of or through the unique position of his employment and/or service with the Company or any Related Entity (including information conceived, originated, discovered or developed by the Employee and information acquired by the Company or any Related Entity from others) prior to or after the date hereof, and not generally or publicly known (other than as a result of unauthorized disclosure by the Employee), about the Company or any Related Entity or its business. Confidential Information includes, but is not limited to, inventions, ideas, designs, computer programs, circuits, schematics, formulas, algorithms, trade secrets, works of authorship, mask works, developmental or experimental work, processes, techniques, improvements, methods of manufacturing, know-how, data, financial information and forecasts, product plans, marketing plans and strategies, price lists, customer lists and contractual obligations and terms thereof, data, documentation and other information, in whatever form disclosed, relating to the Company or any Related Entity, including, but not limited to, financial statements, financial projections, business plans, listings and contractual obligations and terms thereof, components of intellectual property, unique designs, methods of manufacturing or other technology of the Company or any Related Entity.  Notwithstanding anything to the contrary, “Confidential Information” shall not include information, including, but not limited, to general industry knowledge, which is not separable from any Confidential Information and was known to the Employee prior to his receipt of the same from the Company.

(i)          “Disability” means the Employee’s inability, or failure, to perform the essential functions of his position, with or without reasonable accommodation, for any period of ninety (90) days or more in any one hundred and eighty (180) day period, by reason of any medically determinable physical or mental impairment.

(j)          “Expiration Date” means the date on which the Term of Employment, including any renewals thereof, shall expire.

(k)          “Good Reason” means a termination of employment by the Employee due to any of the following: (i) a diminution in Employee’s title or a material change in Employee’s job responsibilities, authority, title, or scope of duties, without Employee’s written consent: (ii) any reduction in Employee’s Base Salary or benefits without Employee’s written consent other than pursuant to an across-the-board reduction for the senior-level executives of the Company; (iii) any material breach by the Company of any of its obligations under this Agreement other than a breach not occurring in bad faith and that is remedied by the Company within thirty (30) days after receipt of notice by the Company of such material breach from the Employee; (iv) any requirement that Employee relocate to a location more than thirty (30) miles from Boca Raton, FL; or (v) upon or in connection with a Change in Control.

(l)          “Options” means a right granted to the Employee under Section 5(c) hereof to purchase Common Stock.

(m)        “Related Entity” means any subsidiary, and any business, corporation, partnership, limited liability company or other entity in which the Company or a subsidiary of the Company holds, controls or owns a substantial voting or economic ownership interest, directly or indirectly.

(n)         “Restricted Period” shall be the Term of Employment and the one (1) year period immediately following termination of the Term of Employment.

(o)         “Severance Period” means the period equal to the lesser of (i) twelve (12) months from the Termination Date or (ii) the period from the Termination Date to the fourth (4th) anniversary of the Commencement Date.

(p)         “Stock Option Plan” means the Company’s 2007 Stock Award Plan, as amended from time to time, and any successor plan thereto.

(q)         “Term of Employment” means the period during which the Employee shall be employed by the Company pursuant to the terms of this Agreement.

(r)          “Termination Date” means the date on which the Term of Employment ends.

(s)          “Voting Securities” means any securities of the Company that are entitled to vote generally in the election of directors.

2.           Employment.

(a)          Employment and Term.  The Company hereby agrees to employ the Employee and the Employee hereby agrees to serve the Company during the Term of Employment on the terms and conditions set forth herein.

(b)          Duties of Employee.

(i)        In General. Except as hereinafter provided, during the Term of Employment under this Agreement, the Employee shall be employed and serve as the Chief Executive Officer of the Company, and shall have such duties typically associated with such title, including, without limitation, supervising operations and management of the Company and its Related Entities.   Notwithstanding the prior sentence, the parties acknowledge and agree that from the Effective Date through the date hereof, Employee has been serving as the Company's interim Chief Executive Officer.  The Employee shall have such power and authority as shall reasonably be required to enable him to perform his duties hereunder.  The Employee shall report to the Board, and shall perform faithfully, industriously, and to the best of the Employee’s ability, experience, and talents, all of the duties and responsibilities set forth hereunder to the reasonable satisfaction of the Board.  The Executive shall devote his full business time, attention and efforts to the performance of his duties under this Agreement, render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company.  During the summer months, Employee may perform his duties and work from home for a maximum of ten (10) work days (but no more than two (2) consecutive work days).

(ii)       No Conflicts.  The Employee shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (1) conflicts with the interests of the Company or its Related Entities, (2) interferes with the proper and efficient performance of his duties for the Company, or (3) interferes with the exercise of his judgment in the Company’s best interests.  Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for the Employee to (v) serve on corporate, civic, community or charitable boards or committees and perform any related activities, (w) serve on any technical, business or operations advisory council or board, (x) hold an ownership or other interest in, receive compensation or other benefits from or found, any entity, (y) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (z) engage in passive investment activities and manage personal investments, so long as such activities do not significantly interfere with or significantly detract from the performance of the Employee’s responsibilities to the Company in accordance with this Agreement.

(c)          Board Membership.  Throughout the Term of Employment under this Agreement, the Company shall nominate the Employee as a member of the Board (or remain as a member of the Board), shall use commercially reasonable efforts to recommend such election of the Employee to its shareholders, and, without limiting the foregoing, support the Employee for election to the Board in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees for election to the Board in the aggregate.

3.           Term.  The Term of Employment under this Agreement, and the employment of the Employee hereunder, shall commence on the Commencement Date and shall expire on the fourth (4th) anniversary of the Commencement Date, unless sooner terminated in accordance with Section 6 hereof.   This Agreement may be renewed for an additional period(s) only upon the mutual written agreement of the parties.

4.           Compensation.

(a)          Base Salary.  The Employee shall receive a Base Salary at the annual rate of Four Hundred Thousand Dollars ($400,000) during the Term of Employment, with such Base Salary payable in installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes.   Upon execution of this Agreement, the Company will pay to Employee an amount equal to the difference between Employee’s Consulting Fee payable under the Consulting Agreement and the Base Salary payable hereunder for the period from the Effective Date through the date of execution of this Agreement.  Notwithstanding anything to the contrary, during the Term of Employment, so long as the Employee is being paid the Base Salary under this Agreement, the Employee acknowledges and agrees to forgo any compensation and/or fees (including, without limitation, stock options and/or other equity based awards) the Employee otherwise would have been entitled to as a member of the Board; provided, however, upon termination of the Employee’s employment with the Company and its Related Entities, to the extent that the Employee continues to be a member of the Board, the Employee shall then be entitled to commence receiving the compensation and/or fees (including, without limitation, stock options and/or other equity-based awards) generally provided and/or payable to members of the Board in accordance with the Company’s policies therefor.

(b)          Annual Bonus.  In addition to the Base Salary, in each year during the Term of Employment under this Agreement, the Employee shall be entitled to participate in the Company’s annual incentive compensation plan applicable to senior-level executives as established and modified from time to time by the Compensation Committee of the Board in its sole discretion, which plan the Company undertakes to establish (the “Bonus Plan”).  For each such year, under the Bonus Plan, except as hereinafter provided, the Employee will have an opportunity to earn an annual bonus payment in a target amount up to Two Hundred and Seventy-Five Thousand Dollars ($275,000) (the “Annual Bonus”), based on the satisfaction of certain performance goals, which goals shall be established by the Compensation Committee of the Board, within its sole discretion, within the first three (3) months of each year to which they shall relate.  Notwithstanding the foregoing, the Employee shall receive a guaranteed Annual Bonus of (i) Seventy Five Thousand Dollars ($75,000) for the period from the Commencement Date through December 31, 2010 and (ii) Two Hundred Seventy-Five Thousand Dollars ($275,000) for calendar year 2011, less applicable withholding and other taxes. Annual Bonus amounts will be payable at such times and in such form as set forth in the Bonus Plan.

5.           Expenses and Other Benefits.

(a)          Reimbursement of Expenses.  During the Term of Employment, the Company shall reimburse the Employee for all reasonable expenses actually paid or incurred by the Employee in the course of, pursuant to and in furtherance of the business of the Company, upon proper submission of supporting documentation by the Employee and in accordance with such policies and guidelines as from time to time may be reasonably established by the Company for its Chief Executive Officer.  The Company shall reimburse the Employee for up to a maximum of One Hundred Fifty Thousand Dollars ($150,000) of such expenses in each year, it being expressly acknowledged and agreed that such reimbursements shall be inclusive of (and not in addition to) any expenses incurred for travel between his home in New York and the Company's offices in Florida.   Notwithstanding anything to contrary, any reimbursements by the Company to the Employee of any eligible expenses under this Agreement that are not excludable from the Employee’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the last day of the taxable year of the Employee following the year in which the expense was incurred.  The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to the Employee, during any taxable year of the Employee shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Employee. The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

(b)         Compensation/Benefit Programs.  During the Term of Employment, the Employee shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans and programs as are presently and hereinafter offered by the Company to its executive personnel, including savings, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans and/or programs.

(c)          Stock Options/Additional Severance Payment.

(i)        Stock Options.  Except as hereinafter provided, effective as of the date (the “New Plan Effective Date”) on which the shareholders of the Company approve a new equity compensation plan (the “New Plan”), the Company shall grant to the Employee a nonqualified stock option to purchase 950,000 shares of the common stock of the Company (the “Options”) under (and therefore subject to all terms and conditions of) the Company’s new equity compensation plan and all rules and regulations of the Securities and Exchange Commission applicable to the Company’s equity plans then in effect, and pursuant to an associated stock option agreement to be entered into between the Company and the Employee, so long as either (1) the Employee is then still an employee of the Company or (2) if Employee is no longer an employee, in the event that the Employee's employment hereunder  has been previously terminated under Section 6 hereunder for any reason other than by the Company pursuant to Section 6(b) and the New Plan Effective Date is within one (1) year after the date of termination of Employee’s employment hereunder.  The Options shall have an exercise price per share equal to the closing sale price of a share of the common stock of the Company as reported on the NASDAQ stock market the date immediately preceding the date of grant, and shall vest and become exercisable as follows: (i) options with respect to 200,000 shares of common stock of the Company shall vest and become exercisable monthly, on a pro rata basis, where the vesting schedule shall deem to have commenced on August 16, 2010 and shall continue until August 15, 2011; and (ii) commencing on August 16, 2011, and monthly thereafter until August 15, 2014, options with respect to 20,833 shares of common stock of the Company each shall vest (or shall be deemed to have vested) and become exercisable.  If Employee is still an employee of the Company on the New Plan Effective Date, the Options shall immediately accelerate, vest and become exercisable in full (exercisable by Employee at any time within one year of such hereinafter described event), in the event that (i) the Employee’s employment is terminated hereunder for any reason other than (1) by the Company for Cause pursuant to Section 6(b) of this Agreement or (2) by the Employee for any reason other than for Good Reason (as hereinafter defined) pursuant to Section 6(f) of this Agreement or (ii) there is a Change in Control. If Employee is no longer an employee on the New Plan Effective Date but is entitled to Options as provided above, then except as hereinafter provided, the Options shall be granted to Employee and shall immediately accelerate and vest and remain exercisable in full for a period of one year after  the New Plan Effective Date.  Notwithstanding the prior sentence, in the event Employee is no longer an employee on the New Plan Effective Date as a result of Employee’s voluntary termination of employment pursuant to Section 6(g) below, then the vested Options shall remain exercisable for a period of one year from the New Plan Effective Date.  The Options shall be in addition to, and not in substitution for, the stock options granted to the Employee pursuant to the Consulting Agreement, and, subject to the above provisions of this Section 5(c)(i), shall be subject to terms and conditions substantially similar to those as set forth in the Stock Option Plan and the stock option agreement, as amended, between the Company and the Employee in connection with the stock options granted to Employee pursuant to the Consulting Agreement.  The Company agrees to use its best efforts to cause the shareholders of the Company to adopt a new equity compensation plan to allow for the grant of the Options described above, which plan shall include provisions to allow for the grant of options to former employees.

(ii)      Additional Severance Payment.  In the event that the grant of Options to Employee and the New Plan Effective Date (a) does not occur within one (1) year after Employee’s termination of employment for any reason other than (i) termination by the Company for Cause or (ii) voluntary termination by the Employee for other than Good Reason, or (b) occurs within one (1) year after Employee’s termination of employment for any reason other than (i) termination by the Company for Cause or (ii) voluntary termination by the Employee for other than Good Reason, but the New Plan does not provide for grants of stock options to former employees, then Employee shall be entitled to an additional severance payment in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Additional Severance Payment”).  The Additional Severance Payment shall be paid to Employee (i) if the New Plan Effective Date does not occur within one (1) year after Employee’s termination of employment as provided in Section 5(c)(ii)(a) above, on the date that is one (1) year after Employee’s termination of employment, and (ii) if the New Plan Effective Date occurs within one (1) year after Employee’s termination of employment but the New Plan does not provide for grants of stock options to former employees as provided in Section 5(c)(ii)(b) above, on the New Plan Effective Date.  In the event that the Company fails to pay the Additional Severance Payment within five (5) days of the date when due as provided above, then the unpaid Additional Severance Payment shall bear interest at the rate of six percent (6%) per annum from the date of Employee’s termination of employment until paid.

(d)          Other Benefits.  During each year of the Term of Employment, the Employee shall be entitled to twenty five (25) days paid time off as well as such paid holidays in accordance with the Company’s holiday policies set forth in the Company’s employee handbook.  Any vacation time not taken by Employee during any calendar year may not be carried forward into any succeeding calendar year.  The Employee shall receive such additional benefits, if any, as the Board of the Company shall from time to time determine.

6.           Termination.

(a)         General.  The Term of Employment hereunder shall terminate upon the earliest to occur of (i) the Employee’s death, (ii) a termination by the Company by reason of the Employee’s Disability, (iii) a termination by the Company with Cause, (iv) a termination by the Company without Cause, (v) a voluntary termination by the Employee without Good Reason or (vi) a termination by the Employee for Good Reason.

(b)         Termination By Company for Cause.  The Company shall at all times have the right, upon written notice to the Employee, to terminate the Term of Employment, for Cause.  In no event shall a termination of the Employee’s employment for Cause occur unless the Company gives ten (10) days prior written notice (the “Company Notice”) to the Employee in accordance with this Agreement stating with reasonable specificity the events or actions that constitute Cause and providing the Employee with an opportunity to be heard within thirty (30) days after the Employee’s receipt of the Company Notice.  Cause shall in no event be deemed to exist except upon a decision made by the Board, at a meeting, duly called and noticed, to which the Employee (and the Employee’s counsel) shall be invited upon proper notice.  In the event that the Term of Employment is terminated by the Company for Cause, the Employee shall be entitled only to the Accrued Obligations, payable as and when those amounts would have been payable had the Term of Employment not ended.

(c)         Disability.  The Company shall have the option, in accordance with applicable law, to terminate the Term of Employment upon written notice to the Employee, at any time during which the Employee is suffering from a Disability (and the relevant time periods described in Section 1(i) hereof have lapsed).  In the event that the Term of Employment is terminated due to the Employee’s Disability, the Employee shall be entitled only to (i) the Accrued Obligations and (ii) a prorated portion of an Annual Bonus (if any) earned by Employee for such year, payable as and when those amounts would have been payable had the Term of Employment not ended.  Further, in the event that the grant of Options and the New Plan Effective Date has not occurred prior to such termination, the Employee shall be entitled to any and all applicable rights under Section 5(c).

(d)         Death.  In the event that the Term of Employment is terminated due to the Employee’s death, the Employee shall be entitled only to (i) the Accrued Obligations and (ii) a prorated portion of an Annual Bonus (if any) earned by Employee for such year, payable as and when those amounts would have been payable had the Term of Employment not ended.  Further, in the event that the grant of Options and the New Plan Effective Date has not occurred prior to such termination, the Employee shall be entitled to any and all applicable rights under Section 5(c).

(e)         Termination Without Cause.  The Company may terminate the Term of Employment at any time without Cause, by written notice to the Employee not less than thirty (30) days prior to the effective date of such termination.  In the event that the Term of Employment is terminated by the Company without Cause, then the Employee shall be entitled to:

(i)        The Accrued Obligations, payable as and when those amounts would have been payable had the Term of Employment not ended;

(ii)       A prorated portion of an Annual Bonus (if any) earned by Employee for such year, payable as and when those amounts would have been payable had the Term of Employment not ended;

(iii)      During the Severance Period, an amount equal to Employee’s Base Salary at the rate in effect on the Termination Date, payable as and when such Base Salary would have been payable had the Term of Employment not ended; and

(iv)      Vesting, immediately prior to such termination, in any Options that have not previously vested, and any and all applicable rights under Section 5(c) in the event that the grant of Options and the New Plan Effective Date has not occurred prior to such termination.

(f)          Termination By Employee for Good Reason.  The Employee shall at all times have the right, upon written notice to the Company, to terminate the Term of Employment for Good Reason.  In no event shall a termination of the Employee’s employment for Good Reason occur unless the Employee gives ten (10) days prior written notice (the “Employee Notice”) to the Company in accordance with this Agreement stating with reasonable specificity the events or actions that constitute Good Reason.  In the event that the Term of Employment is terminated by the Employee for Good Reason, then the Employee shall be entitled to:

(i)        The Accrued Obligations, payable as and when those amount would have been payable had the Term of Employment not ended;

(ii)       A prorated portion of an Annual Bonus (if any) earned by Employee for such year, payable as and when those amounts would have been payable had the Term of Employment not ended;

(iii)      During the Severance Period, an amount equal to Employee’s Base Salary at the rate in effect on the Termination Date, payable as and when such Base Salary would have been payable had the Term of Employment not ended; and

(iv)      Vesting, immediately prior to such termination in any Options that have not previously vested, and any and all applicable rights under Section 5(c) in the event that the grant of Options and the New Plan Effective Date has not occurred prior to such termination.

(g)         Voluntary Termination by Employee Without Good Reason.  The Employee may terminate his employment for any reason other than Good Reason by providing the Company thirty (30) days’ written notice of such termination.  In the event of a termination of employment by the Executive under this Section 6(g), the Employee shall be entitled only to the Accrued Obligations, payable as and when those amounts would have been payable had the Term of Employment not ended.  Further, in the event that the grant of Options and the New Plan Effective Date has not occurred prior to such termination, the Employee shall be entitled to any and all applicable rights under Section 5(c).

(h)         Termination Upon Expiration Date.  In the event that Employee’s employment with the Company terminates upon the expiration of the Term of Employment (ie the fourth (4th) anniversary of the Commencement Date, or such later date as the parties shall mutually agree), the Employee shall be entitled to only the Accrued Obligations, payable as and when those amounts would have been payable had the Term of Employment not ended.  Further, in the event that the grant of Options and the New Plan Effective Date has not occurred prior to such termination, the Employee shall be entitled to any and all applicable rights under Section 5(c).

(i)           Release.  Any payments due to Employee under Section 5(c)(ii) or this Article 6 (other than the Accrued Obligations or any payments due on account of the Employee’s death) shall be conditioned upon Employee’s execution of a general release of claims in the form attached hereto as Exhibit A (subject to such modifications as the Company or Employee may reasonably request) that becomes irrevocable within thirty (30) days of the Termination Date.  No payments will be made prior to the date that is thirty (30) days after the Termination Date.

(j)           Cooperation.  Following the Term of Employment, the Employee shall give his assistance and cooperation willingly, upon reasonable advance notice with due consideration for his other business or personal commitments, in any matter relating to his position with the Company, or his expertise or experience as the Company may reasonably request, including his attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceedings relating to matters in which he was involved or potentially had knowledge by virtue of his employment with the Company.  In no event shall his cooperation materially interfere with his services for a subsequent employer or other similar service recipient.  To the extent permitted by law, the Company agrees that (i) it shall promptly reimburse the Employee for his reasonable and documented expenses in connection with his rendering assistance and/or cooperation under this Section 6(j) upon his presentation of documentation for such expenses and (ii) the Employee shall be reasonably compensated for any continued material services as required under this Section 6(j).

(k)          Return of Company Property.  Following the Termination Date, the Employee or his personal representative shall return all Company property in his possession, including but not limited to all computer equipment (hardware and software), telephones, facsimile machines, palm pilots and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company, its customers and clients or its prospective customers and clients (provided that the Employee may retain a copy the addresses contained in his rolodex, palm pilot, PDA or similar device) including, without limitation, non-public Company financial statements, promotional and advertising materials, minute books, stockholder lists, litigation files, memoranda and other documents, and all correspondences with Nasdaq, the Securities and Exchange Commission, outside auditors and counsel, and with all public and governmental authorities, as well as copies of the same and all documents and materials within Employee’s possession or control that are extrapolations or based on any such documents and materials.

(l)           Compliance with Section 409A

(i)          General. It is the intention of both the Company and the Employee that the benefits and rights to which the Employee could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.  If the Employee or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Employee and on the Company).

(ii)         Distributions on Account of Separation from Service.  If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Employee’s employment shall be made unless and until the Employee incurs a “separation from service” within the meaning of Section 409A.

(iii)        6 Month Delay for Specified Employees.

(A)       If the Employee is a “specified employee”, then no payment or benefit that is payable on account of the Employee’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after the Employee’s “separation from service” (or, if earlier, the date of the Employee’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A.  Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(B)        For purposes of this provision, the Employee shall be considered to be a “specified employee” if, at the time of his separation from service, the Employee is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock of which is publicly traded on an established securities market or otherwise.

(iv)        No Acceleration of Payments.  Neither the Company nor the Employee, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(v)         Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Employee is entitled under this Agreement shall be treated as a separate payment.  In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

7.           Restrictive Covenants.

(a)         Non-competition.  At all times during the Restricted Period, the Employee shall not, directly or indirectly (whether as a principal, agent, partner, employee, officer, investor, owner, consultant, board member, security holder, creditor or otherwise), engage in any Competitive Activity, or have any direct or indirect interest in any sole proprietorship, corporation, company, partnership, association, venture or business or any other person or entity that directly or indirectly (whether as a principal, agent, partner, employee, officer, investor, owner, consultant, board member, security holder, creditor, or otherwise) engages in a Competitive Activity; provided that the foregoing shall not apply to the Employee’s ownership of not more than five percent (5%) of the outstanding Common Stock or other voting securities of the Company or the acquisition by the Employee, solely as an investment, of not more than five percent (5%) of the outstanding securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or included for quotation on any United States inter-dealer quotation system of a registered national securities association including, without limitation, the shares of stock of Vitamin Shoppe owned by the Employee as of the Effective Date of this Agreement, so long as the Employee does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent (5%) of any class of capital stock of such corporation.

(b)         Nonsolicitation of Employees and Certain Other Third Parties.  At all times during the Restricted Period, the Employee shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (i) employ or attempt to employ or enter into any contractual arrangement with any employee, consultant or independent contractor performing services for the Company, or any Related Entity, unless such employee, consultant or independent contractor, has not been employed or engaged by the Company for a period in excess of six (6) months, and/or (ii) call on, solicit, or engage in business with, any of the actual or targeted prospective customers or clients of the Company or any Related Entity on behalf of any person or entity in connection with any Competitive Activity, nor shall the Employee make known the names and addresses of such actual or targeted prospective customers or clients, or any information relating in any manner to the trade or business relationships of the Company or any Related Entities with such customers or clients, other than in connection with the performance of the Employee’s duties under this Agreement, and/or (iii) persuade or encourage or attempt to persuade or encourage any persons or entities with whom the Company or any Related Entity does business or has some business relationship to cease doing business or to terminate its business relationship with the Company or any Related Entity or to engage in any business competitive with the Company or any Related Entity on its own or with any competitor of the Company or any Related Entity.

(c)         Confidential Information.  The Employee shall not at any time divulge, communicate, use to the detriment of the Company or any Related Entity or for the benefit of any other person or persons, or misuse in any way, any Confidential Information.  Any Confidential Information now or hereafter acquired by the Employee shall be deemed a valuable, special and unique asset of the Company and its Related Entities that is received by the Employee in confidence and as a fiduciary, and the Employee shall remain a fiduciary to the Company and its Related Entities with respect to all such Confidential Information. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Employee from disclosing Confidential Information to the extent Employee’s counsel reasonably determines that such disclosure is required by law; provided that if any person or authority makes a demand on the Employee purporting to legally compel him to divulge any Confidential Information, the Employee immediately shall give notice of the demand to the Company so that the Company may first assess whether to challenge the demand prior to the Employee’s divulging of such Confidential Information and to enable the Company a reasonable opportunity to obtain a protective order against disclosure or all or a portion of the Confidential Information.  Subject to the immediately preceding sentence, the Employee shall not divulge such Confidential Information until the Company, in a timely manner, either has concluded not to challenge the demand, or has exhausted its challenge, including appeals, if any.  Upon request by the Company, the Employee shall deliver promptly to the Company upon termination of his services for the Company, or at any time thereafter as the Company may request, all originals and copies of memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof) containing or based upon such Confidential Information.

(d)         Ownership of Developments.  All processes, concepts, techniques, inventions and works of authorship, including new contributions, improvements, formats, packages, programs, systems, machines, compositions of matter manufactured, developments, applications and discoveries, and all copyrights, patents, trade secrets, or other intellectual property rights associated therewith conceived, invented, made, developed or created by the Employee during the Term of Employment either during the course of performing work for the Company or its Related Entities, or their clients, or which are related in any manner to the business (commercial or experimental) of the Company or its Related Entities or their clients (collectively, the “Work Product”) shall belong exclusively to the Company and its Related Entities and shall, to the extent possible, be considered a work made by the Employee for hire for the Company and its Related Entities within the meaning of Title 17 of the United States Code.  To the extent the Work Product may not be considered work made by the Employee for hire for the Company and its Related Entities, the Employee agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Employee may have in such Work Product.  Upon the request of the Company, the Employee shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. The Employee shall further: (i) promptly disclose the Work Product to the Company; (ii) assign to the Company or its assignee, without additional compensation, all patent or other rights to such Work Product for the United States and foreign countries; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of his inventions, all at the sole cost and expense of the Company.

(e)          Books and Records.  All books, records, and accounts relating in any manner to the customers or clients of the Company or its Related Entities, whether prepared by the Employee or otherwise coming into the Employee's possession, shall be the exclusive property of the Company and its Related Entities and shall be returned immediately to the Company on termination of the Employee's employment hereunder or on the Company's request at any time.

(f)           Securities Trading. The Employee hereby acknowledges that he will have access to and, from time to time, be in possession of proprietary, confidential and material, non-public information relating to the Company. The Employee acknowledges that he has been made aware of and understands that he is prohibited from trading in any Company securities while in possession of material, non-public information and that the restriction contained herein shall survive the termination of this Agreement without limitation. Without limiting the generality of the foregoing, the Employee agrees that he shall not buy, sell or otherwise effect transactions in any stock or other securities of the Company or derivative securities thereof during any “Blackout Period” as described in the Company's Insider Trading Policy and, in all cases, shall refrain from engaging in any transaction involving the Company's securities without first obtaining pre-clearance of the transaction from the Company Compliance Officer, or an opinion from the Employee’s counsel that such transaction is in accordance with all applicable laws and regulations.  The Employee represents and warrants that he has read and fully understands the contents of the Company’s Insider Trading Policy (effective as of September 1, 2010), a true and complete copy of which heretofore was furnished to the Employee.  The Company agrees that its Compliance Officer shall promptly respond to any request for pre-clearance in accordance with the Company’s Insider Trading Policy (effective as of September 1, 2010).   In respect of the Options to be granted to the Employee hereunder, the Company will take such action as may be necessary to promptly include the shares of common stock of the Company subject to the Options in the Company’s existing Registration Statement on Form S-8 filed with the Securities and Exchange Act on January 13, 2010 (Registration No. 333-164319) (or any successor or comparable registration form thereto) or to file a new Registration Statement, including but not limited to on Form S-8 (or any successor or comparable registration form) which includes such shares so they are registered for resale under the Securities Act of 1933, as amended.   In addition, in the event that the Company proposes to file a registration statement with the Securities and Exchange Commission for the resale of any securities by a shareholder of the Company, the Company shall (1) provide the Employee with prompt notice thereof (and in any event no less than fifteen (15) days prior to the filing of such registration statement) (the "Company Notice"), (2) subject to customary cutbacks in the sole discretion of the managing underwriter with respect to such resale, shall include in such registration statement such number of shares of common stock of the Company held by the Employee as is requested by the Employee by written notice delivered to the Company no later than ten (10) days after the Employee received the Company Notice; provided, that the percentage of the shares of common stock held by the Employee that the Employee shall be entitled to include in such registration statement shall not exceed the highest percentage of the shares held by any other selling shareholder that are being included in such registration statement, (3) cause the Employee and such shares of common stock of the Employee as provided in (2) above to be registered to be included and entitled to the benefits of any underwriting agreement, placement agent agreement, or similar agreement used in connection with any offering being conducted in connection with such registration statement, and (4) perform such other obligations for the benefit of the Employee with respect to the shares of common stock to be registered as the Company has agreed to perform for the benefit of any other selling shareholder included in such registration statement.

(g)          Acknowledgment by Employee.  The Employee acknowledges and confirms that the restrictive covenants contained in this Section 7 (including without limitation the length of the term of the provisions of this Section 7) are reasonably necessary to protect the legitimate business interests of the Company and its Related Entities, and are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Employee further acknowledges and confirms that the compensation payable to the Employee under this Agreement is in consideration for the duties and obligations of the Employee hereunder, including the restrictive covenants contained in this Section 7, and that such compensation is sufficient, fair and reasonable.  The Employee further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Section 7 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors.  The Employee acknowledges and confirms that his special knowledge of the business of the Company and its Related Entities is such as would cause the Company and its Related Entities serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company or its Related Entities in violation of the terms of this Section 7. The Employee further acknowledges that the restrictions contained in this Section 7 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.  The Employee expressly agrees that upon any breach or violation of the provisions of this Section 7, the Company shall be entitled, as a matter of right, in addition to any other rights or remedies it may have, to (i) temporary and/or permanent injunctive relief in any court of competent jurisdiction as described in Section 12 hereof, and (ii) such damages as are provided at law or in equity. The existence of any claim or cause of action against the Company or its Related Entities, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of the restrictions contained in this Section 7.

(h)         Reformation by Court.  In the event that a court of competent jurisdiction shall determine that any provision of this Section 7 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 7 within the jurisdiction of such court, such provision shall be interpreted or reformed and enforced as if it provided for the maximum restriction permitted under such governing law.

(i)           Extension of Time.  If the Employee shall be in violation of any provision of this Section 7, then each time limitation set forth in this Section 7 shall be extended for a period of time equal to the period of time during which such violation or violations occur.  If the Company or any its Related Entity seeks injunctive relief from such violation in any court, then the covenants set forth in this Section 7 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Employee.

(j)           Injunction.  It is recognized and hereby acknowledged by the parties hereto that a breach by the Employee of any of the covenants contained in Section 7 of this Agreement will cause irreparable harm and damage to the Company, and its Related Entities, the monetary amount of which may be virtually impossible to ascertain.  As a result, the Employee recognizes and hereby acknowledges that the Company and its Related Entities shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 7 of this Agreement by the Employee or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

8.           Representations and Warranties of Employee.  The Employee represents and warrants to the Company that:

(a)          The Employee’s employment will not conflict with or result in his breach of any agreement to which he is a party or otherwise may be bound;

(b)          The Employee has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition or other similar covenant or agreement of a prior employer by which he is or may be bound; and

(c)          In connection with Employee’s employment with the Company, he will not use any confidential or proprietary information that he may have obtained in connection with employment with any prior employer.

9.           Taxes.  Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Employee or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.  In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

10.         Assignment.  The Company shall have the right to assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder.  The Employee may not assign or transfer this Agreement or any rights or obligations hereunder.

11.         Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal procedural and substantive laws of the State of Delaware, without regard to principles of conflict of laws of such state.

12.         Jurisdiction and Venue.  Except as otherwise expressly provided in Section 26 below, each of the parties irrevocably and unconditionally (i) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement which is expressly permitted by the terms of this Agreement to be brought in a court of law, shall be brought in the courts of record of the State of Florida in Palm Beach County or the court of the United States, Southern District of Florida; (ii) consents to the jurisdiction of each such court in any such suit, action or proceeding; (iii) waives any objection which it or he may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (iv) agrees that service of any court papers may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in such courts.

13.         Entire Agreement.  Except with respect to (a) the stock option agreements entered into by and between the Company and the Employee governing Options (including the stock options granted pursuant to the Consulting Agreement), (b) expenses eligible for reimbursements under Section 2.2 of the Consulting Agreement for the period between the effective date of the Consulting Agreement and the Commencement Date hereof, (c) Article V of the Consulting Agreement to the extent applicable to the Employee’s services as a Consultant and (d), the Indemnification Agreement attached hereto as Exhibit B , this Agreement (and its exhibits) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Employee and the Company (or any of its affiliates) with respect to such subject matter, including, without limitation, the Consulting Agreement.  This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Employee.

14.         Survival.  The respective rights and obligations of the parties hereunder shall survive any termination of the Employee’s employment hereunder, including without limitation, the Company’s obligations under Sections 5(c), 6 and 25 and the Employee’s obligations under Section 7 and 25, and the expiration of the Term of Employment, to the extent necessary to the intended preservation of such rights and obligations.

15.         Notices.  All notices under this Agreement shall be in writing and shall be given by personal delivery, or by registered or certified United States mail, postage prepaid, return receipt requested, to the address set forth below:

If to the Employee:	Jeffrey Horowitz
7273 Fisher Island Drive
Fisher Island, FL 33109

If to the Company:	Vitacost.com, Inc.
5400 Broken Sound Blvd
Suite 500
Boca Raton, FL 33487
Attn: Chairman of the Board of Directors

or to such other person or persons or to such other address or addresses as the Employee and the Company or their respective successors or assigns may hereafter furnish to the other by notice similarly given.  Notices, if personally delivered, shall be deemed to have been received on the date of delivery, and if given by registered or certified mail, shall be deemed to have been received on the fifth business day after mailing.

16.         Benefits; Binding Effect.  This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

17.         Right to Consult with Counsel; No Drafting Party.  The Employee acknowledges having read and considered all of the provisions of this Agreement carefully, and having had the opportunity to consult with counsel of his own choosing, and, given this, the Employee agrees that the obligations created hereby are not unreasonable.  The Employee acknowledges that he has had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a party on the basis of who drafted the Agreement. The Company further agrees to pay the Employee’s reasonable counsel fees in connection with the drafting and negotiation of the Consulting Agreement and this Agreement, which fees shall not exceed an aggregate of $37,500.

18.         Severability.  The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections or article or articles had not been inserted.  If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

19.         Waivers.  The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

20.         Damages; Attorneys Fees.  Nothing contained herein shall be construed to prevent the Company or the Employee from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto seeks to collect any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable costs and attorneys' fees of the other.

21.         Waiver of Jury Trial.  The Employee hereby knowingly, voluntarily and intentionally waives any right that the Employee may have to a trial by jury in respect of any litigation based hereon, or arising out of, under or in connection with this Agreement and any agreement, document or instrument contemplated to be executed in connection herewith, or any course of conduct, course of dealing statements (whether verbal or written) or actions of any party hereto.

22.         Section Headings.  The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

23.         No Third Party Beneficiary.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

24.         Counterparts.  This Agreement may be executed in multiple counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.  Any signature page delivered by facsimile or PDF signature shall be binding to the same extent as an original signature page with regard to any agreement subject to the terms hereof or any amendment thereto.  Any party who delivers such a signature page agrees to later deliver an original counterpart to any party who requests it.

25.         Indemnification.  The Company shall indemnify and hold the Employee harmless to the fullest extent permitted by law (including, without limitation, to the maximum extent permitted by Section 174 of the Delaware General Corporation Law), and as provided in the Company’s Certificate of Incorporation and By-Laws currently in effect. In furtherance thereof, the parties acknowledge and agree that the Indemnification Agreement dated December 3, 2010, effective as of August 3, 2010, by and between the Company and the Employee attached hereto as Exhibit B, shall continue in full force and effect.

26.         Arbitration.  Notwithstanding the provisions of Section 12 above, if Employee and Company are unable to resolve any dispute arising under Section 5(c)(ii) hereof (including the failure of the Company to pay Employee any Additional Severance Payment) within ten (10) business days after delivery by one party to the other of written notice any such dispute, then the dispute shall be settled by binding arbitration in Palm Beach County, Florida in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association.  Arbitration will be conducted by three (3) arbitrators: one (1) selected by the Company, one (1) selected by Employee and the third selected by the first two arbitrators.  The parties agree to use all reasonable efforts to cause the arbitration hearing to be conducted within sixty (60) calendar days after the appointment of the last of the three arbitrators and to use all reasonable efforts to cause the arbitrators’ decision to be furnished within ninety five (95) calendar days after the appointment of the last of the three arbitrators.  The parties further agree that any discovery shall be completed at least twenty (20) business days prior to the date of the arbitration hearing. The final decision of the arbitrators shall be furnished to the Company and Employee in writing and shall constitute a conclusive determination of the issue in question, binding upon the Company and Employee, and shall not be contested by either of them.  Any award of the arbitrators shall be non-appealable and may be entered into as a judgment in any court of competent jurisdiction.  The non-prevailing party in any arbitration shall pay the reasonable expenses (including attorneys’ fees) of the prevailing party, and the fees and expenses associated with the arbitration (including the arbitrators’ fees and expenses).

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

VITACOST.COM, INC., a Delaware corporation

By: /s/ Mary L. Marbach
Name: Mary L. Marbach
Title: General Counsel and Corporate Secretary

Date: February 17, 2011

EMPLOYEE:

/s/ Jeffrey Horowitz
JEFFREY HOROWITZ

Date: February 17, 2011

EXHIBIT A
FORM OF RELEASE

GENERAL RELEASE OF CLAIMS

1.           _______________ (“Employee”), for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the consideration received pursuant to Sections _____ (in the case of Disability), Sections _____ or ______ (other than the Accrued Obligations) of the Employment Agreement to which this release is attached as Exhibit A (the “Employment Agreement”), does hereby release and forever discharge _____________________ (the “Company”), its subsidiaries, affiliated companies, successors and assigns, and its current or former directors, officers, employees, shareholders or agents in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Employee’s employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment.  Employee acknowledges that the Company encouraged him to consult with an attorney of his choosing, and through this General Release of Claims encourages him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA”) and that he understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans.  Without limiting the generality of the release provided above, Employee expressly waives any and all claims under ADEA that he may have as of the date hereof.  Employee further understands that by signing this General Release of Claims he is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof.  Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any rights to receive any payments or benefits pursuant to Section [   ] of the Employment Agreement, (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, (iii) any indemnification rights Employee may have as a former officer or director of the Company or its subsidiaries or affiliated companies, (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, and (v) any rights as a holder of equity securities or Options of the Company.

2.           Employee represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, or any other matter arising on or prior to the date of this General Release of Claims, and covenants and agrees that he will never individually or with any person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Employee pursuant to paragraph 1 hereof (a “Proceeding”); provided, however, Employee shall not have relinquished his right to commence a Proceeding to challenge whether Employee knowingly and voluntarily waived his rights under ADEA.

A - 1

3.           Employee hereby acknowledges that the Company has informed him that he has up to twenty-one (21) days to sign this General Release of Claims and he may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release of Claims earlier.  Employee also understands that he shall have seven (7) days following the date on which he signs this General Release of Claims within which to revoke it by providing a written notice of his revocation to the Company.

4.           Employee acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

5.           Employee acknowledges that he has read this General Release of Claims, that he has been advised that he should consult with an attorney before he executes this general release of claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

6.           This General Release of Claims shall take effect on the eighth day following Employee’s execution of this General Release of Claims unless Employee’s written revocation is delivered to the Company within seven (7) days after such execution.

_______________, 20__

A - 2

EXHIBIT B

INDEMNIFICATION AGREEMENT
THIS INDEMNIFICATION AGREEMENT (“Agreement”) is made and entered into this 3rd day of December, 2010, effective as of August 3, 2010 by and among Vitacost.com, Inc., a Delaware corporation (the “Company”) and Jeffrey Horowitz, a director and officer of the Company (the “Indemnitee”).

RECITALS

WHEREAS, while the Company and Indemnitee are parties to a Consulting Agreement effective as of August 3, 2010 which, among other things, provides that the Company shall indemnify Indemnitee to the fullest extent permitted by applicable law, the interpretation of statutes, regulations, Certification of Incorporation and Bylaws regarding indemnification of directors and officers may be too uncertain to provide directors and officers with adequate notice of the legal, financial and other risks to which they may be exposed by virtue of their service as such; and

WHEREAS, damages sought against directors and officers in shareholder or similar litigation may be substantial, and the costs of defending such actions, and of judgments in favor of plaintiffs or of settlement therewith, may be prohibitive for individual directors and officers, without regard to the merits of a particular action and without regard to the culpability of, or the receipt of improper personal benefit by, any named director or officer; and

WHEREAS, the long period of time which may elapse before final disposition of such litigation may impose undue hardship and burden on a director or officer or his estate in maintaining a proper and adequate defense of himself or his estate against claims for damages; and

WHEREAS, the Company is organized under the Delaware General Corporation Law (the “DGCL”), and the DGCL empowers corporations to indemnify and advance expenses to a person serving as a director or officer of the corporation and further provides that the indemnification and advancement of expenses set forth in the DGCL are not exclusive of any other rights to which a director may be entitled under a corporation’s charter, bylaws, a resolution of stockholders or directors, an agreement or otherwise; and

WHEREAS, the Company desires to retain the services of highly qualified individuals, such as Indemnitee, to serve as directors of the Company; and

WHEREAS, the Board of Directors of the Company (the “Board”) has concluded that it is reasonable and prudent for the Company to enter into an agreement to indemnify in a reasonable and adequate manner the Indemnitee and to assume for itself maximum liability for expenses and damages in connection with claims lodged against Indemnitee for his decisions and actions as a director and/or officer of the Company.

NOW, THEREFORE, in consideration of the foregoing, and of other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the parties hereto, the parties agree as follows:

ARTICLE I.

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Board” shall mean the Board of Directors of the Company.

“Change in Control” shall mean, and shall be deemed to have occurred if on or after the date of this Agreement, (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) (such person or entity as is agreed to by a majority of the Pre-Change in Control Directors) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing more than twenty-five percent (25%) of the voting power represented by the Company’s then outstanding Voting Securities, (ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner”, directly or indirectly, of securities of the Company entitling such beneficial owner to elect a majority of the Company’s Board of Directors, (iii) at any time during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors, and any new director whose election to the Board of Directors or whose nomination for election was approved by two-thirds (2/3) of the directors who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors, or (iv) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution or the stockholders of the Company approve a sale of all or substantially all of the Company’s assets.

 “Corporate Status” shall mean the status of a person who is or was a director or officer or Founder of the Company, or a member of any committee of the Board, and the status of a person who, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other incorporated or unincorporated entity or enterprise or employee benefit plan.

“Disinterested Director” shall mean a director of the Company who neither is nor was a party to the Proceeding in respect of which indemnification is being sought by the Indemnitee.

“Expenses” shall mean, without limitation, all reasonable expenses incurred in connection with any Proceedings, including all attorneys’ fees, retainers, court costs, transcript costs, fees of experts, investigation fees and expenses, accounting and witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating or being or preparing to be a witness in a Proceeding.

“Good Faith Act or Omission” shall mean an act or omission of the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and other than (i) one that was material to the loss or liability and that was committed in bad faith or that was the result of active or deliberate dishonesty; (ii) one from which the Indemnitee actually received an improper personal benefit in money, property or services; or (iii) in the case of a criminal Proceeding, one as to which the Indemnitee had cause to believe his conduct was unlawful.

“Liabilities” shall mean all liabilities or obligations of any type whatsoever, including, without limitation, any claims, damages, judgments, fines, excise taxes and penalties (including under the Employee Retirement Income Security Act of 1974, as amended) and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such claims, damages, judgments, fines, penalties or amounts paid in settlement) incurred, paid or suffered in connection with the investigation, defense, prosecution, settlement or appeal of any Proceeding or any claim, issue or matter therein.

“Proceeding” shall mean any threatened, pending or completed claim, action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding whether civil, criminal, administrative or investigative, or any appeal therefrom.

“Voting Securities” shall mean any securities of the Company that are entitled to vote generally in the election of directors.

ARTICLE II.

NOTICE OF PROCEEDINGS AND DEFENSE OF CLAIMS

2.1           Notice of Proceedings.  The Indemnitee agrees to notify the Company promptly in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder, but the Indemnitee’s failure to so notify the Company shall relieve the Company from any liability which it may have to the Indemnitee under this Agreement only to the extent the Company was prejudiced by such failure.

2.2           Defense of Claims.  The Company will be entitled to participate, at its own expense, in any Proceeding of which it has notice.  The Company jointly with any other indemnifying party similarly notified of any Proceeding will be entitled to assume the defense of the Indemnitee therein, with counsel reasonably satisfactory to the Indemnitee, upon delivery of written notice to Indemnitee of its election to do so; provided, however, that the Company shall not be entitled to assume the defense of the Indemnitee in any Proceeding if there has been a Change in Control or if the Indemnitee has reasonably concluded that there may be a conflict of interest between the Company and the Indemnitee with respect to such Proceeding.  After notice from the Company to the Indemnitee of its election to assume the defense of the Indemnitee and the retention by the Company of counsel reasonably satisfactory to Indemnitee, the Company will not be liable to the Indemnitee under this Agreement for any Expenses incurred thereafter by the Indemnitee in connection with the defense of any Proceeding, other than reasonable costs of investigation or as otherwise provided below.  Notwithstanding the foregoing, the Indemnitee shall have the right to employ his own counsel in any such Proceeding if (i) the employment of counsel by the Indemnitee has been authorized by the Company or by a majority of the Board; (ii) the Indemnitee shall have reasonably concluded that counsel employed by the Company may not adequately represent the Indemnitee and shall have so informed the Company; or (iii) the Company shall not in fact have employed counsel to assume the defense of the Indemnitee in such Proceeding or the counsel employed by the Company shall not, in fact, have assumed such defense or such counsel shall not be acting, in connection therewith, with reasonable diligence; and in each such case the fees and expenses of the Indemnitee’s counsel shall be an Expense under this Agreement and shall therefore be advanced by the Company in accordance with this Agreement.  If Indemnitee employs his own counsel pursuant to the prior sentence, Indemnitee shall use good faith efforts to utilize the same counsel as other similarly situated officers and directors of the Company who have similar interests and defenses in a Proceeding unless the Indemnitee shall have reasonably concluded that counsel employed by other officers and directors may not adequately represent the Indemnitee.

2.3           Settlement of Claims.  The Company shall not settle any Proceeding in any manner which would impose any liability, penalty or limitation on the Indemnitee without the written consent of the Indemnitee; provided, however, that the Indemnitee will not unreasonably withhold or delay consent to any proposed settlement. The Company shall not be liable to indemnify the Indemnitee under this Agreement or otherwise for any amounts paid in settlement of any Proceeding effected by the Indemnitee without the Company’s written consent, which consent shall not be unreasonably withheld or delayed.

ARTICLE III.

PERIOD OF LIMITATIONS

No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against Indemnitee, Indemnitee’s estate, spouse, heirs, executors or personal or legal representatives after the expiration of the later of (a) two years from the date of accrual of such cause of action, and (b) one year from the date that the Company knew, or could have discovered with the exercise of reasonable diligence, of the circumstances giving rise to such cause of action.   Any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action, such shorter period shall govern.

ARTICLE IV.

INDEMNIFICATION

4.1           General.  In addition to the Company’s specific obligations set forth below, the Company hereby agrees to indemnify the Indemnitee to the fullest extent required or permitted by the Company’s Articles of Incorporation or Bylaws and by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit. For all matters for which the Indemnitee is entitled to indemnification under this Article IV, the Indemnitee shall be entitled to advancement of Expenses in accordance with Article V hereof.  The Company’s obligation to indemnify and advance Expenses pursuant to this Agreement shall apply to all Proceedings, regardless of whether the underlying events, acts or omissions occurred before or after the date hereof.

4.2           Proceeding Other Than a Proceeding by or in the Right of the Company.  If the Indemnitee was, is, or becomes a party to, or witness or other participant in, or is threatened to be made a party to, or witness or other participant in, any Proceeding (other than a Proceeding by or in the right of the Company) by reason of, or in connection with, his Corporate Status, or by reason of alleged action or inaction by him in any such capacity, the Company shall, subject to the limitations set forth in Section 4.6 below, hold harmless and indemnify Indemnitee against any and all Expenses and Liabilities actually and reasonably incurred by or for the Indemnitee in connection with the Proceeding unless it is established pursuant to this Agreement that act(s) or omission(s) of the Indemnitee giving rise thereto were not Good Faith Act(s) or Omission(s).

4.3           Proceedings by or in the Right of the Company.  If the Indemnitee was, is or becomes a party to, or witness or other participant in, or is threatened to be made a party to, or witness or other participant in, any Proceeding by or in the right of the Company, by reason of, or in connection with, his Corporate Status, or by reason of alleged action or inaction by him in such capacity, then the Company shall, subject to the limitations set forth in Section 4.6 below, hold harmless and indemnify Indemnitee against any and all Liabilities and Expenses actually incurred by or for him in connection with the Proceeding, unless it is established pursuant to this Agreement that the act(s) or omission(s) of the Indemnitee giving rise to the Proceeding were not Good Faith Act(s) or Omission(s); except that no indemnification under this Section 4.3 shall be made in respect of any claim, issue or matter as to which the Indemnitee shall have been adjudged to be liable to the Company, unless a court of appropriate jurisdiction (including, but not limited to, the court in which such Proceeding was brought) shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, regardless of whether the Indemnitee’s act(s) or omission(s) were found to be a Good Faith Act(s) or Omission(s), the Indemnitee is fairly and reasonably entitled to indemnification for such Expenses which such court shall deem proper.

4.4           Indemnification of a Party Who is Wholly or Partly Successful.  Notwithstanding any other provision of this Agreement, to the extent that the Indemnitee is, by reason of the Indemnitee’s Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, the Indemnitee shall be indemnified by the Company to the maximum extent permitted by applicable law, against all Expenses and Liabilities actually incurred by or for him in connection therewith. If the Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall hold harmless and indemnify the Indemnitee to the maximum extent permitted by applicable law, against all Expenses and Liabilities actually and reasonably incurred by or for him in connection with each successfully resolved claim, issue or matter in such Proceeding. Resolution of a claim, issue or matter by dismissal, with or without prejudice, except as provided in Section 4.6 hereof, shall be deemed a successful result as to such claim, issue or matter, so long as there has been no finding (either adjudicated or pursuant to Article VI hereof) that the act(s) or omission(s) of the Indemnitee giving rise thereto were not a Good Faith Act(s) or Omission(s).

4.5          Indemnification for Expenses as Witness.  Notwithstanding any other provision of this Agreement, to the extent that the Indemnitee, by reason of the Indemnitee’s Corporate Status, has prepared to serve or has served as a witness in any Proceeding, or has participated in discovery proceedings or other trial preparation, the Indemnitee shall be held harmless and indemnified against all Expenses actually and reasonably incurred by or for him in connection therewith.

4.6          Specific Limitations on Indemnification.  In addition to the other limitations set forth in this Article IV, and notwithstanding anything in this Agreement to the contrary, the Company shall not be obligated under this Agreement to make any payment to the Indemnitee for indemnification or Expenses with respect to any Proceeding:

To the extent that payment is actually made to the Indemnitee under any insurance policy or is made on behalf of the Indemnitee by or on behalf of the Company otherwise than pursuant to this Agreement.

To the extent it is determined pursuant to this Agreement that a claim of the Indemnitee for such indemnification arose from:  (i) a breach by the Indemnitee of the Indemnitee’s duty of loyalty to the Company or its shareholders; (ii) acts or omissions of the Indemnitee that are not Good Faith Acts or Omissions or which are the result of active and deliberate dishonesty; (iii) acts or omissions of the Indemnitee which the Indemnitee had reasonable cause to believe were unlawful; or (iv) a transaction in which the Indemnitee or one of his “affiliates” (as that term is construed under Rule 405 promulgated under the Securities Act of 1933, as amended) actually received an improper personal benefit in money, property or service.

If there has been no Change in Control, for Liabilities in connection with Proceedings settled by the Indemnitee without the consent of the Company which consent, however, shall not be unreasonably withheld.

If the Proceeding was initiated by Indemnitee (other than Proceedings initiated by Indemnitee in defense and Proceedings to enforce Indemnitee’s rights under this Agreement or the Company’s Articles of Incorporation or Bylaws as contemplated by Section 6.7).

ARTICLE V.

ADVANCEMENT OF EXPENSES

The Company shall advance to the Indemnitee all Expenses which are incurred by or for Indemnitee in connection with any Proceeding (whether or not Indemnitee is a party in such Proceeding) for which the Indemnitee is entitled to indemnification pursuant to Article IV hereof, in advance of the final disposition of such Proceeding, provided that (i) the Indemnitee provides the Company with written affirmation of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company pursuant to Article IV hereof, and (ii) the Indemnitee provides the Company with a written agreement (the “Undertaking”) to repay the amount paid or reimbursed by the Company, together with the applicable legal rate of interest thereon (computed at the Company’s cost of borrowing funds over the period of advance from the Company’s principal lender from time to time), if it is ultimately determined that the Indemnitee is not entitled to be indemnified by the Company for such amount. The Company shall advance such expenses within twenty (20) days after the receipt by the Company of the Undertaking. The Indemnitee hereby agrees to repay any Expenses advanced hereunder if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified against such Expenses. Any advances and the undertaking to repay pursuant to this Article V shall be unsecured.

ARTICLE VI.
PROCEDURE FOR PAYMENT OF LIABILITIES;
DETERMINATION OF RIGHT TO INDEMNIFICATION

6.1           Procedure for Payment.  To obtain indemnification for Liabilities under this Agreement, the Indemnitee shall submit to the Company a written request for payment, including with such request such documentation as is reasonably available to the Indemnitee and reasonably necessary to determine whether, and to what extent, the Indemnitee is entitled to indemnification and payment hereunder.  The Secretary of the Company, or such other person as shall be designated by the Board of Directors, promptly upon receipt of a request for indemnification shall advise the Board of Directors, in writing, of such request. Any indemnification payment due hereunder shall be paid by the Company within twenty (20) days of Indemnitee submitting such a request for payment, unless in such twenty (20) day period the Company notifies the Indemnitee that the Board of Directors has determined that Indemnitee is not entitled to indemnification under this Agreement, in which case such indemnification payment shall be paid by the Company no later than ten (10) days following any subsequent determination, pursuant to this Article VI that such indemnification payment is proper hereunder.

6.2           No Determination Necessary when the Indemnitee was Successful.  To the extent the Indemnitee has been successful, on the merits or otherwise, in defense of any Proceeding referred to in Sections 4.2 or 4.3 above or in the defense of any claim, issue or matter described therein, the Company shall indemnify the Indemnitee against Liabilities and Expenses actually and reasonably incurred by or for him in connection with the investigation, defense or appeal of such Proceeding.

6.3           Determination of Good Faith Act or Omission.  In the event that Section 6.2 is inapplicable, the Company also shall hold harmless and indemnify the Indemnitee unless the Company shall prove by clear and convincing evidence to a quorum of the Board consisting of Disinterested Directors that the act(s) or omission(s) of the Indemnitee giving rise to the Proceeding were not Good Faith Act(s) or Omission(s).  In such a circumstance, the Indemnitee shall then have the right to appeal the decision of the Board to a panel of arbitrators as provided in Section 6.4.

6.4           Right to Appeal.  The Indemnitee shall be entitled to appeal the Company’s decision under Section 6.3 that the Indemnitee is not entitled to indemnification before a panel of three arbitrators one of whom is selected by the Company, another of whom is selected by the Indemnitee and the last of whom is selected jointly by the first two arbitrators so selected.  As soon as practicable, and in no event later than thirty (30) days after written notice of the Indemnitee’s decision to appeal pursuant to this Section 6.4, the Company shall, at its own expense, submit to the arbitration panel in such manner as the Indemnitee or the Indemnitee’s counsel may reasonably request, its claim that the Indemnitee is not entitled to indemnification, and the Company shall act in the utmost good faith to assure the Indemnitee a complete opportunity to defend against such claim.  The fees and expenses of the arbitration panel contemplated hereunder shall be paid by the Company.  If the Company shall fail to submit the matter to the arbitration panel within thirty (30) days after the Indemnitee’s written notice or if the arbitration panel shall have failed to make the requested determination within thirty (30) days after the matter has been submitted to it by the Company, the requisite determination that the Indemnitee has the right to indemnification shall be deemed to have been made.

6.5           Right to Judicial Review of Arbitration Panel Decision.  Notwithstanding a determination by an arbitration panel listed in Section 6.4 above that the Indemnitee is not entitled to indemnification with respect to a specific Proceeding, the Indemnitee shall have the right to apply to the court in which that Proceeding is or was pending, or to a court  in the State of Delaware, for the purpose of enforcing the Indemnitee’s right to indemnification pursuant to this Agreement.  Such enforcement action shall consider the Indemnitee’s entitlement to indemnification on the record presented to the arbitration panel, but the Indemnitee shall not be prejudiced by reason of a prior determination that the Indemnitee is not entitled to indemnification.  The Company shall be precluded from asserting that the procedures and presumptions of this Agreement are not valid, binding and enforceable.  The Company further agrees to stipulate in any such judicial proceeding that the Company is bound by all the provisions of this Agreement and is precluded from making any assertion to the contrary.

6.6           Right to Seek Judicial Determination.  Notwithstanding any other provision of this Agreement to the contrary, at any time after sixty (60) days after a request for indemnification has been made to the Company (or upon earlier receipt of written notice that a request for indemnification has been rejected) and within one (1) year after the making of such indemnification request, the Indemnitee may petition the court in which that Proceeding is or was pending or a court in the State of Delaware, to determine whether the Indemnitee is entitled to indemnification hereunder, and such court thereupon shall have the exclusive authority to make such determination, unless and until such court dismisses or otherwise terminates the Indemnitee’s action without having made such determination.  The court, as petitioned, shall make an independent determination of whether the Indemnitee is entitled to indemnification hereunder, without regard to any prior determination in any other forum as provided hereby.

6.7           Expenses under this Agreement.  Notwithstanding any other provision in this Agreement to the contrary, the Company shall indemnify the Indemnitee against all Expenses incurred by the Indemnitee in connection with any hearing or proceeding under this Article VI involving the Indemnitee if the Indemnitee is successful in such claim and against all Expenses incurred by the Indemnitee in connection with any other action between the Company and the Indemnitee involving the interpretation or enforcement of the rights of the Indemnitee under this Agreement, if it is determined that the Indemnitee was entitled to indemnification in whole or in part thereunder.

ARTICLE VII.
PRESUMPTIONS AND EFFECT OF CERTAIN PROCEEDINGS

7.1           Burden of Proof.  In making a determination with respect to entitlement to indemnification hereunder, the person, persons, entity or entities making such determination shall presume that the Indemnitee is entitled to indemnification under this Agreement and the Company shall have the burden of proof to overcome that presumption.

7.2           Effect of Other Proceedings.  The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order or settlement shall not create a presumption that the act(s) or omission(s) giving rise to the Proceeding were not Good Faith Act(s) or Omission(s).  The termination of any Proceeding by conviction shall create a rebuttable presumption that the act(s) or omission(s) of the Indemnitee giving rise to the Proceeding were not Good Faith Act(s) or Omission(s).

7.3           Reliance as Safe Harbor.  For purposes of any determination of whether any act or omission of the Indemnitee was a Good Faith Act or Omission, each act of the Indemnitee shall be deemed to be a Good Faith Act or Omission if the Indemnitee’s action is based on the records or books of accounts of the Company, including financial statements, or on information supplied to the Indemnitee by the officers of the Company in the course of their duties, or on the advice of legal counsel for the Company or on information or records given or reports made to the Company by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company.  The provisions of this Section 7.3 shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement or under applicable law.

7.4           Actions of Others.  The knowledge and/or actions, or failure to act, of any other director, officer, Founder, agent or employee of the Company shall not be imputed to the Indemnitee for purposes of determining the right to indemnification under this Agreement.

ARTICLE VIII.

INSURANCE

The Company shall maintain officers’ and directors’ or similar liability insurance, reasonable and consistent with industry standards for companies of the Company’s size and type, to protect itself and any director or officer of the Company against any expense, liability or loss, and such insurance shall cover the Indemnitee to at least the same degree as each other director and/or officer of the Company.  The Company shall give prompt notice to the insurer or insurers providing such officers’ and directors’ or similar liability insurance of the commencement of a potentially covered proceeding in accordance with the provisions set forth in the respective policies.  The Company shall thereafter take all necessary or desirable action to cause such insurers to pay on behalf of Indemnitee all amounts payable as a result of such proceeding in accordance with the terms of such policies.

ARTICLE IX.

MISCELLANEOUS

9.1           Non-Exclusivity.  The rights of the Indemnitee hereunder shall be in addition to any other rights to which the Indemnitee may at any time be entitled under any provision of law or the Articles of Incorporation or the Bylaws of the Company, as the same may be in effect from time to time, or any agreement, a vote of shareholders of the Company or a resolution of directors of the Company or otherwise, and to the extent that during the term of this Agreement the rights of the then-existing directors and officers of the Company are more favorable to such directors or officers than the rights currently provided to the Indemnitee under this Agreement, the Indemnitee shall be entitled to the full benefits of such more favorable rights.  No amendment, alteration, rescission or replacement of this Agreement or any provision hereof which would in any way limit the benefits and protections afforded to an Indemnitee hereby shall be effective as to such Indemnitee with respect to any action or inaction by such Indemnitee in the Indemnitee’s Corporate Status prior to such amendment, alteration, rescission or replacement.

9.2           Subrogation.  In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all documents required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

9.3           Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) if delivered by hand, by courier or by telegram and receipted for by the party to whom said notice or other communication shall have been directed at the time indicated on such receipt; (ii) if by facsimile at the time shown on the confirmation of such facsimile transmission; or (iii) if by U.S. certified or registered mail, with postage prepaid, on the third business day after the date on which it is so mailed:

If to the Indemnitee:	As shown with the Indemnitee’s signature below.

If to the Company, to:	Vitacost.com, Inc.
5400 Broken Sound Blvd
#500
Boca Raton, FL 33487
Attention:        Chief Financial Officer

or to such other address as may have been furnished to the Indemnitee by the Company or to the Company by the Indemnitee, as the case may be.

9.4           Consent to Jurisdiction.  The Company and the Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be brought only in the state courts of the State of Delaware.

9.5           Governing Law.  The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Delaware, without application of the conflict of laws principles thereof.

9.6           Binding Effect.  Except as otherwise provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.  The Company shall require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its respective assets or business, by written agreement in form and substance reasonably satisfactory to the Indemnitee, to assume and agree to be bound by and to perform this Agreement in the same manner and to the same extent as the Company would be required to perform absent such succession or assignment.  This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as an executive officer, director, employee, agent or other representative of the Company.  Notwithstanding anything to the contrary contained herein, this Agreement may be terminated or amended by the Company with the written consent of not less than seventy-five percent (75%) of the Pre-Change in Control Directors.

9.7           Waiver.  No termination, cancellation, modification, amendment, deletion, addition or other change in this Agreement, or any provision hereof, or waiver of any right or remedy herein, shall be effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby.  The waiver of any right or remedy with respect to any occurrence on one occasion shall not be deemed a waiver of such right or remedy with respect to such occurrence on any other occasion.

9.8           Entire Agreement.  This Agreement, constitutes the entire agreement and understanding among the parties hereto in reference to the subject matter hereof; provided, however, that the parties acknowledge and agree that the Articles of Incorporation of the Company contain provisions on the subject matter hereof and that this Agreement is not intended to, and does not, limit the rights or obligations of the parties hereto pursuant to such Articles of Incorporation.

9.9           Titles.  The titles to the articles and sections of this Agreement are inserted for convenience of reference only and should not be deemed a part hereof or affect the construction or interpretation of any provisions hereof.

9.10         Severability.  Every provision of this Agreement is severable.  In the event that the invalidity or any term or provision (including any provision within a single section, paragraph or section) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining terms and provisions shall remain enforceable to the fullest extent permitted by law.  Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or otherwise enforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

9.11           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together constitute one agreement binding on all the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:		INDEMNITEE:

Vitacost.com, Inc., a Delaware corporation

By:	/s/ Mary L. Marbach	/s/ Jeffrey Horowitz
Its:	General Counsel and Corporate Secretary	Jeffrey Horowitz

		Address:	7273 Fisher Island Drive
Fisher Island, FL 33109